Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Ganesh Moorthy Elected to
Celanese Board of Directors

DALLAS (October 18, 2023) - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Ganesh Moorthy has been elected to the company’s Board of Directors. Mr. Moorthy, 63, is President, Chief Executive Officer, and a member of the Board of Directors of Microchip Technology Incorporated. He will join the Celanese Board effective December 1, 2023, bringing the total number of Board members to eleven (ten of which are independent).

Microchip Technology Incorporated is a leading provider of smart, connected and secure embedded control solutions. Prior to his appointment as CEO and Board Member, Mr. Moorthy served as Microchip’s President and Chief Operating Officer (2016 - 2021), Chief Operating Officer (2009 - 2016), Executive Vice President (2006 - 2009) and Vice President of several Microchip divisions (2001 - 2006). Previously, he served in various executive capacities with other semiconductor companies. Mr. Moorthy currently serves on the Board of Rogers Corporation (since July 2013) and serves on its Audit Committee and as the Chairperson of its Nominating, Governance, and Sustainability Committee.

Mr. Moorthy holds an M.B.A. in Marketing from National University, a B.S. degree in Electrical Engineering from the University of Washington and a B.S. degree in Physics from the University of Bombay, India.

“We are very excited to welcome Ganesh to the Celanese Board, where his executive leadership experience and deep perspective into the high-technology sector and complex global manufacturing operations will be invaluable to our Board and our strategy,” said Lori Ryerkerk, Chair, Chief Executive Officer and President, Celanese Corporation. “His proven ability to drive growth at Microchip, through both organic investment decisions and integrating large acquisitions, will add strength to our Board as we execute on our key strategies going forward.”

Mr. Moorthy will stand for re-election at the 2024 Annual Meeting of Shareholders.

About Celanese

Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 13,000 employees worldwide and had 2022 net sales of $9.7 billion. For more information about Celanese Corporation and its product offerings, www.celanese.com.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Europe (Germany)
Brandon Ayache	Brian Bianco	Petra Czugler
+1 972 443 8509	+1 972 443 4400	+49 69 45009 1206
brandon.ayache@celanese.com	media@celanese.com	petra.czugler@celanese.com
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